Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

AGREEMENT TO SELL KMI TO INVESTOR GROUP

RECEIVES ANTITRUST CLEARANCE

HOUSTON, Jan. 25, 2007 – Kinder Morgan, Inc. (NYSE: KMI) today announced it has received Hart-Scott-Rodino Antitrust Improvements Act clearance for the proposed acquisition of KMI by investors including Chairman and CEO Richard D. Kinder, other senior members of KMI management, co-founder Bill Morgan, current board members Fayez Sarofim and Mike Morgan, and affiliates of Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group (Carlyle) and Riverstone Holdings LLC (Riverstone).

The Federal Trade Commission (FTC) challenged the participation of Carlyle and Riverstone because a joint venture between those entities owns interests in other energy companies.  Carlyle and Riverstone reached a settlement with the FTC that clears the way for the acquisition of KMI to proceed.

KMI shareholders voted in December 2006 to approve the proposed merger agreement, and the only outstanding approvals are from state regulatory utility commissions in California, Colorado, Nebraska and Wyoming. The California Public Utilities Commission this week issued a procedural schedule which could delay the closing of the transaction until the second quarter of 2007. The company is still hopeful that the transaction can be closed in the first quarter of 2007 and plans to work diligently with the Commission to try to expedite the matter.

Under the terms of the merger agreement, promptly following the closing of the merger, KMI stockholders (other than Knight Holdco LLC, Knight Acquisition Co., subsidiaries of KMI, stockholders who have perfected their appraisal rights under Kansas law and stockholders defined in the KMI proxy statement as Rollover Investors) will receive $107.50 in cash, without interest, for each share of KMI common stock held. This represents a premium

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KMI – Antitrust

of approximately 27 percent over $84.41, the closing price of KMI stock on Friday, May 26, 2006, the last trading day before the investor group made its proposal to take the company private.

Kinder Morgan, Inc. is one of the largest energy transportation, storage and distribution companies in North America. It owns an interest in or operates approximately 43,000 miles of pipelines that transport primarily natural gas, crude oil, petroleum products and CO2; more than 150 terminals that store, transfer and handle products like gasoline and coal; and provides natural gas distribution service to over 1.1 million customers. KMI owns the general partner interest of Kinder Morgan Energy Partners (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States. Combined, the companies have an enterprise value of more than $35 billion.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that have been or may be instituted against KMI and/or others relating to the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other regulatory approvals, (4) the failure to obtain the necessary debt or equity financing set forth in commitment letters received by Knight Holdco in connection with the merger, (5) the failure of the merger to close for any other reason, (6) the effect of the announcement of the merger on our customer relationships, operating results and business generally, (7) the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, (8) the amount of the costs, fees, expenses and other charges related to the merger and actual terms of financings that will be obtained for the merger, and (9) the impact of the substantial indebtedness incurred to finalize the consummation of the merger. There may be other events in the future that KMI is not able to accurately predict or over which it has no control. The risk factors listed in KMI’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, filed with the SEC and subsequently filed Forms 10-Q and 8-K, provide examples of risks, uncertainties and events that may cause its actual results or matters relating to the merger to differ materially from the expectations described in forward-looking statements. KMI undertakes no obligation, other than as required by applicable law, to update publicly any forward-looking statements in light of new information or future events.

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